Exhibit 3.10

Articles of Association

of

Sichuan Vtouch Technology Co., Ltd

Chapter 1 General Provisions

Article 1 Purpose of the company: Through the establishment of the company’s organizational form, the shareholders jointly raise capital, establish a new operating mechanism, and contribute to the revitalization of the economy. Articles of Association of the company are formulated in accordance with the “Foreign Investment Law of the People’s Republic of China”, “Company Law of the People’s Republic of China”, “Regulations of the People’s Republic of China on the Implementation of the Foreign Investment Law”, and “Regulations of the People’s Republic of China on Company Registration”.

Article 2 Company Name: Sichuan Vtouch Technology Co., Ltd.

Article 3 Company Address: 319 Qingpi Avenue, 13-1-301 SME Incubation Park, Chengdu Cross-Strait Technology Industry Development Zone, Wenjiang District, Chengdu, P.R.China.

Article 4 The company is established by a legal person shareholder, and the shareholders shall be liable to the company within the limit of the capital contribution; the company shall be liable for the debts of the company with all its assets. The company enjoys all legal person property rights formed by shareholders’ investment, and enjoys civil rights and bears civil liabilities in accordance with the law, and with the qualification of a corporate legal person.

Article 5 Business Scope: software development; retail of computer software and hardware and auxiliary equipment; manufacturing of computer software, hardware and peripheral equipment; sales of industrial automatic control system devices; sales of electronic products; import and export of goods; import and export of technology.

Article 6 The date of issuance of the company’s business license shall be the date of establishment of the company. Business period: permanent.

Chapter 2 Registered Capital

Article 7 The total investment of the company is USD 70 million; the registered capital is USD 70 million.

Article 8 Name of shareholders, Amount, method, and time of capital contribution:

Name of shareholder (Name)	Country/Region	Contribution	Type of investment	Investment time
Hong Kong Wetouch Technology Limited	Hong Kong	USD 70 million	Currency	2050.12.31

Article 9 After the company is registered, a capital certificate shall be issued to the shareholders. The capital contribution certificate shall state the name of the company, the date of establishment of the company, the company’s registered capital, the names of shareholders, the amount and date of capital contribution delivered, the number and date of issuance of the capital contribution certificate. The certificate of investment shall be stamped by the company. The capital contribution certificate shall be in two copies, one for each shareholder and the company. If the capital contribution certificate is lost, it shall be immediately reported to the company for replacement, and shall be reissued after being reviewed by the company’s legal representative.

Article 10 The company shall set up a register of shareholders to record the names, addresses, capital contributions, and capital contribution certificate numbers of the shareholders.

Chapter 3 Shareholders’ Rights, Obligations and Conditions for Transfer of Capital

Article 11 As capital contributors, shareholders have the rights to benefit from the owner’s assets, make major decisions and choose managers, and assume corresponding obligations.

Article 12 Rights of shareholders:

a. Decisions on various major issues of the company;

b. Check meeting minutes and company financial reports;

c. Receive company’s profits on a regular basis;

d. After the company is terminated, the remaining property of the company shall be distributed in accordance with the law.

Article 13 Obligations of shareholders:；

a. Pay their respective subscribed capital contributions in full and on time;

b.Assume the company’s debts within the limit of the subscribed capital contribution;

c. After the company has gone through industrial and commercial registration, should not withdraw its capital contributions (except for those approved through legal procedures);

d.Comply with the provisions of the company’s Articles of Association.

Article 14 Transfer of capital contribution:

Shareholders can decide to transfer all or part of their equity to someone other than shareholders. After a shareholder transfers its capital contribution in accordance with the law, the company shall record the transferee’s name, address, and the transferred capital contribution in the register of shareholders.

Chapter 4 The Company’s Organization Structure, its Establishment and Powers

Article 15 In order to ensure the smooth and normal development of the company’s production and operation activities, the company’s executive directors, managers and supervisors are responsible for the prediction, decision-making, organizational leadership, coordination, and supervision of the company’s production and operation activities.

Article 16 The company has specific handling agencies such as the general manager, business department, and finance department, which are responsible for handling various daily specific affairs of the company in the development of production and operation activities.

Article 17 Executive directors, supervisors and managers shall abide by the company’s Articles of Association, “The Company Law of the People’s Republic of China” and other relevant national laws and regulations.

Article The company shall listen to the opinions of the labor union and employees in advance and invite the labor union or employee representatives to attend the relevant meetings when studying and deciding on issues related to employees’ wages, welfare, production safety and labor protection, labor insurance and other issues of immediate interest to employees.

Article 19 The company shall listen to the opinions and suggestions of the company’s labor union and employees when studying and deciding on major issues of production and operation and formulating important rules and regulations.

Article 20 A person shall not be an executive director, supervisor or manager of the company under any of the following circumstances:

a. Persons without civil capacity or with restricted civil capacity;

b. Convicted of corruption, bribery, embezzlement of property, misappropriation of property, or the crime of disrupting social and economic order; sentenced to a criminal penalty, sentenced to imprisonment for a period not exceeding five years, or deprived of political rights for a crime;

c. Served as a director, factory director or manager of a company (enterprise) that is bankrupted and liquidated due to mismanagement, and is personally responsible for the bankruptcy of the company (enterprise), and it has not been more than three years since the completion of the bankruptcy liquidation of the company (enterprise);

d. Served as the legal representative of a company (enterprise) whose business license has been revoked due to violation of the law and is personally liable, and it has not been more than three years since the date of the revoking of the company’s business license;

e. Personally liable for a large amount of debt due to be unsettled.

If the company violates the provisions of the preceding paragraph by the appointment of executive directors, supervisors or appointment of managers, the appointment or appointment is invalid.

Article 21 National civil servants shall not serve as executive directors, supervisors, or managers of the company.

Article 22 Executive directors, supervisors, and managers shall abide by the Articles of Association of the company, faithfully perform their duties, safeguard the interests of the company, and shall not use their position and power in the company for their own personal benefit. Executive directors, supervisors, and managers must not use their powers to accept bribes or other illegal income, and must not misappropriate company property.

Article 23 The executive director or manager shall not misappropriate the company’s funds or lend the company’s funds to any unit or individual not related to the company’s business.

The executive director or manager shall not open accounts to store the company’s funds in their personal names or in the names of other individuals, nor shall they invest the company’s funds in their personal names in outside units.

The executive director or manager shall not use the company’s assets to provide guarantee for the company’s shareholders or other personal debts.

Article 24 The executive director or manager shall not operate for himself or for others the same or similar projects as the company he works for, or engage in activities that are detrimental to the interests of the Company. If they engage in the above-mentioned business or activities, the income shall belong to the Company.

Chapter 5 Shareholders’ Powers

Article 25 Shareholders exercise the following powers:

1、Decide the company’s business policy and investment plan;

2、Appoint and replace executive directors, and decide on the remuneration of executive directors;

3、Appoint and replace supervisors, and decide on the remuneration of supervisors;

4、Review and approve the reports of executive directors or supervisors;

5、Review and approve the company’s annual financial budget, final accounts plan, profit distribution and loss recovery plan;

6、Make decisions on increase or decrease the company’s registered capital;

7、Make decisions on the company’s division, merger, dissolution, liquidation or change of company form;

8、Amend the company’s Articles of Association;

9、Appoint or dismiss the company’s managers and decide on their remuneration;

10、Make decisions on the issuance of corporate bonds;

11、Other functions and powers stipulated in the Articles of Association.

Chapter 6 Executive Directors, Managers, Supervisors

Article 26 The Company shall not have a board of directors, but only one executive director. The executive director shall be decided by the shareholders.

Article 27 The Executive Director shall be the legal representative of the Company.

Article 28 The Executive Director shall be responsible to the shareholders and shall exercise the following powers:

1、Report work to shareholders;

2、Implement shareholders’ decisions and formulate implementation rules;

3、Draft the company’s business plan and investment plan;

4、Formulate the company’s annual financial budget and final accounts, profit distribution, and loss recovery plan;

5、Formulate the company’s increase and decrease of registered capital, division, change of company form, dissolution, establishment of branches, etc.;

6、Decide on the setting of the company’s internal management structure and the selection and compensation of the company’s manager;

7、Appoint or dismiss the deputy manager and financial officer of the company according to the nomination of the manager, and decide on their remuneration matters.;

8、Formulate the company’s basic management system.

Article 29 The term of executive directors is three years and can be re-elected. Before the expiration of the term of an executive director, the shareholders’ meeting shall not dismiss him without reason.

Article 30 Company managers are appointed or dismissed by shareholders. The manager is responsible to the shareholders and exercises the following powers:

1、Preside over the company’s production and operation management, organize the implementation of the company’s annual business plan and investment plan decided by the shareholders;

2、Formulate plans for the establishment of the company’s internal management organization;

3、Formulate the company’s basic management system;

4、Formulate specific company regulations;

5、Nominate shareholders to appoint or dismiss the company’s deputy manager and financial officer;

6、Appoint or dismiss of the person in charge of the management department other than the appointment or dismissal by the executive director.

7、Other powers granted by shareholders.

Article 31 The company does not have a board of supervisors, but only _1 supervisor, which are determined by shareholders; the term of supervisors is three years, and can be re-elected upon expiration of shareholders’ decision; executive directors, managers, and financial officers of the company shall not also serve as supervisors.

Powers of supervisors:

1、Check the company’s financials;

2、Supervise the conduct of executive directors and senior management in performing their duties for the Company and propose the removal of executive directors and senior management who violate the laws, administrative regulations, the Articles of Association or the decision of the shareholders;

3、Request the executive directors and managers to rectify the actions of the executive directors and managers when such actions are detrimental to the interests of the Company;

4、Make proposals to shareholders;

5、Institute legal proceedings against the executive directors and senior management in accordance with Article 152 of the Company Law;

6、Other powers stipulated in the company’s Articles of Association.

Chapter 7 Financial and Accounting

Article 32 The company establishes its own financial and accounting systems in accordance with laws, administrative regulations, and the provisions of the national financial administrative department.

Article 33 The company prepares financial accounting statements at the end of each accounting system, submits audit reports in accordance with the regulations of the state and relevant departments, report to finance, taxation, industrial and commercial administration and other departments, and send to shareholders for review.

Financial and accounting reports include the following accounting statements and subsidiary schedules: balance sheet; (2) income statement; (3) statement of changes in financial position; (4) financial status; (5) instructions; (6) profit distribution statement.

Article 34 When the company distributes the annual after-tax profit, 10% of the profit is included in the legal reserve. When the cumulative amount of the company’s legal common reserve fund exceeds 50% of the company’s registered capital, it can no longer be withdrawn.

The company’s legal reverse is used to make up the company’s losses in the previous year, expand the company’s production and operations, or convert it to increase the company’s capital. However, the capital reserve cannot be used to make up the company’s losses.

Article 35 Distribute after-tax profits of the company after making up for losses and withdrawing legal reserve.

Article 36 When the legal reserve is converted into capital, the retained legal reserve shall not be less than 25% of the company’s registered capital before the conversion.

In addition to the statutory accounting books, the company shall not establish separate accounting books.

The company’s accounting books, statements and various vouchers should be bound into a book and filed in accordance with the relevant regulations of the Ministry of Finance, and be properly kept as important files.

Chapter 8 Company Merger, Division and Change of Registered Capital

Article 37 The company’s merger, division and reduction of registered capital shall be decided by the company’s shareholders; agreements shall be signed in accordance with the requirements of the Company Law, assets shall be liquidated, assets and liabilities and property lists shall be prepared, creditors shall be notified and announced, and relevant procedures shall be handled according to law.

Article 38 When a company merges, separates or reduces its registered capital, a balance sheet and a list of assets should be prepared. The company shall notify the creditors within 10 days from the date of the merger or division decision, and make an announcement in the newspaper within 30 days. Creditors have the right to require the company to pay off debts or provide corresponding guarantees within 30 days from the date of receiving the notice, or within 45 days from the date of announcement if the notice is not received. The credits and debts of the company before the merger or division shall be borne by the company after the merger or division.

Article 39 If a company changes its registration due to a merger or division, it shall be registered with the company registration authority for change; if the company is dissolved, shall be registered for cancellation of the company in accordance with law; if a new company is established, it shall be registered for the establishment of the company in accordance with law. If the company increases or decreases its registered capital, it shall apply for registration of changes to the company registration authority in accordance with the law.

Chapter 9 Bankruptcy, Dissolution, Termination and Liquidation

Article 40 The dissolution of the company due to the provisions of Article 180 (1) (2) (4) (5) shall be dissolved within 15 days from the date of the cause of dissolution to establish a liquidation group to commence liquidation. If the liquidation group is not established for liquidation after the deadline, the creditor may apply to the people’s court to appoint the relevant personnel to form a liquidation group for liquidation.

The company’s liquidation team shall notify the creditors within 10 days from the date of establishment, and make an announcement in the newspaper within 60 days. Creditors shall declare their claims to the liquidation team within 30 days from the date of receiving the notice, or within 45 days from the date of announcement if the notice is not received.

The company’s property can only be distributed to shareholders after paying liquidation expenses, employees’ wages, social insurance expenses and statutory compensation, paying taxes owed, and paying off the remaining assets of the company’s debts.

After the company is liquidated, the company shall apply to the company registration authority for cancellation of company registration in accordance with the law.

Chapter 10 Union

Article 41 The Company shall establish unions in accordance with the relevant national laws and the Law of the People’s Republic of China on Unions. The union shall work independently and autonomously, and the company shall support the work of the union. The labor employment system of the company shall be strictly in accordance with the Labor Law.

Chapter 11 Additional Provisions

Article 42 The right to interpret the Articles of Association belongs to the company’s shareholders.

Article 43 The articles of incorporation shall be effective upon the signature and seal of the shareholders.

Article 44 The company may amend the articles of incorporation, which shall be agreed by the shareholders, signed by the legal representative of the company and reported to the company registration authority for the record.

Article 45 For disputes arising from or related to this constitution, choose the following method (1) to resolve:

(1) Submit to Chengdu Arbitration Commission for arbitration;

(2) Prosecute to the people’s court in accordance with the law.

Article 46 In case of conflict between the Articles of Association and national laws, administrative regulations and decisions of the State Council, the national laws, administrative regulations and decisions of the State Council shall prevail.

Shareholder’s signature (seal):

Date: December 29, 2020